                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                      APPLIED ANALYTICAL INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   [AAI LOGO]

                      APPLIED ANALYTICAL INDUSTRIES, INC.
                           2320 SCIENTIFIC PARK DRIVE
                        WILMINGTON, NORTH CAROLINA 28405

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 3, 2000

                             ---------------------

To the Stockholders of Applied Analytical Industries, Inc.:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Applied Analytical Industries, Inc. (the "Company") will be held on Wednesday, May 3, 2000 at 10:00 a.m., North Carolina time, at the corporate office of the Company, located at 2320 Scientific Park Drive, Suite 185, Wilmington, North Carolina 28405.

          1. To elect two (2) directors to serve for three-year terms and until their successors are elected and qualified;

          2. To approve the Amendment to the 1997 Stock Option Plan authorizing the issuance of an additional 500,000 options;

          3. To approve the Amendment to the Company's Certificate of Incorporation to increase the maximum size of the Board of Directors from seven (7) to nine (9).

          4. To ratify and approve the appointment of Ernst & Young LLP as the independent public accountants for the Company for the fiscal year ending December 31, 2000; and

          5. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     The Board of Directors of the Company has designated the close of business on March 20, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only stockholders of record of the Company's Common Stock at the close of business on that date will be entitled to vote.

     You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

                                          By Order of the Board of Directors,

                                          Gregory S. Bentley
                                          Secretary

Wilmington, North Carolina
April 7, 2000

          YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE COMPLETE, SIGN,
             DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR
                      NOT YOU PLAN TO ATTEND THE MEETING.

                                   [AAI LOGO]

                      APPLIED ANALYTICAL INDUSTRIES, INC.
                           2320 SCIENTIFIC PARK DRIVE
                        WILMINGTON, NORTH CAROLINA 28405

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                                                   April 7, 2000

     This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of Applied Analytical Industries, Inc. (the "Company") for use at the annual meeting of stockholders (the "Annual Meeting") to be held on Wednesday, May 3, 2000 at 10:00 a.m., North Carolina time, at the corporate office of the Company, located at 2320 Scientific Park Drive, Suite 185, Wilmington, North Carolina 28405, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement and the form of proxy enclosed are being mailed to stockholders with the Company's 1999 Annual Report to Stockholders commencing on or about April 7, 2000.

                          VOTING RIGHTS AND PROCEDURES


     Only stockholders of record of the Common Stock of the Company at the close of business on March 20, 2000 will be entitled to vote at the Annual Meeting. As of that date, a total of 17,343,238 shares of Common Stock were outstanding, each share being entitled to one vote. If a stockholder returns a proxy withholding authority to vote the proxy with respect to any or all of the nominees for director, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee or nominees. If a stockholder abstains from voting as to any matter, then the shares held by such stockholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum, but shall not be deemed to be present and entitled to vote at the Annual Meeting for purposes of calculating the vote with respect to any such matter.



     Directors shall be elected by a plurality of the votes cast; cumulative voting for directors is not permitted. The proposal to amend the Company's Certificate of Incorporation to increase the maximum size of the Board of Directors from seven (7) to nine (9) requires approval of holders of 75% of the outstanding shares of Common Stock. Each other proposed action to be considered at the Annual Meeting will be approved if majority of the votes cast are cast for approval of the proposal. Accordingly, abstentions and broker non-votes will have no effect on the election of directors, abstentions and broker non-votes will have the effect of votes cast against the proposal to amend the Company's Certificate of Incorporation, and abstentions will have the effect of a vote against, and broker non-votes will have no effect on, any other proposal to be considered at the Annual Meeting.


     Shares of the Company's Common Stock represented by proxies in the form solicited will be voted in the manner directed by the stockholder. If no direction is given, the proxy will be voted for the election of the nominees for director named in this Proxy Statement, for the approval of the amendment to the 1997 Stock Option Plan authorizing the issuance of an additional 500,000 options, for the amendment to the Company's

Certificate of Incorporation increasing the maximum size of the Board of Directors from seven (7) to nine (9) and for the ratification and approval of Ernst & Young LLP as the Company's independent public accountants. Management of the Company is not aware of any matters to be acted upon at the Annual Meeting other than those set forth in the accompanying Notice of Annual Meeting. In the event that any other matters properly come before the Annual Meeting and call for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on these matters. A proxy may be revoked at any time before being exercised by delivery to an officer of the Company of a written notice of termination of the proxy's authority or a duly elected proxy bearing a later date.

                             ELECTION OF DIRECTORS

     The business and affairs of the Company are managed under the direction of its Board of Directors, which is presently comprised of seven members. The Board of Directors is classified, with the directors serving staggered three-year terms. Two directors have been nominated for election to the Company's Board of Directors at the Annual Meeting to hold office until the meeting of stockholders in year 2003 and until their successors have been duly elected and qualified (except in the case of earlier death, resignation or removal). The accompanying proxy may not be voted for more than two directors. The nominees for director have indicated their willingness to serve, but in case they are not candidates at the Annual Meeting, the person named as proxies in the enclosed form of proxy may vote for a substitute nominees in their discretion. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as director if elected. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director. The Board of Directors recommends a vote FOR the election of the nominees for director. Information concerning the nominees for director and for each director whose term will continue after the Annual Meeting is set forth below.

                             NOMINEES FOR DIRECTOR
                              TERM TO EXPIRE 2003

     Frederick D. Sancilio, Ph.D., (age 50) is Chairman of the Board of Directors, Chief Executive Officer and President of the Company. With more than 20 years' experience in the pharmaceutical industry, Dr. Sancilio worked with Burroughs-Wellcome Co., Schering-Plough Corporation, and Hoffmann-LaRoche, Inc. before founding the Company in 1979.

     William H. Underwood (age 52) is Executive Vice President, Corporate Development and Licensing, and has served as Chief Operating Officer from 1995 to 1997, as Executive Vice President of the Company since 1992, as Vice President from 1986 to 1992, and as a director since January 1996. He has held positions in the pharmaceutical and cosmetic industries for more than 17 years, in positions including Director of Quality Assurance and Director of Manufacturing at Mary Kay Cosmetics, Inc. and Group Leader of Bacteriological Quality Control at Burroughs-Wellcome Co.

                              TERM TO EXPIRE 2001

     James L. Waters (age 74) has served as a director of the Company since 1981 and as a non-employee officer from 1982 until 1996. Mr. Waters is a private investor in numerous companies and is the founder of Waters Associates, Inc., now known as Waters Corporation, a scientific instrumentation manufacturer.

     James G. Martin, Ph.D., (age 64) joined the Company's Board of Directors on March 9, 1999. Dr. Martin served as Governor of the State of North Carolina from 1984-1992 and currently is Vice President, Research, Carolinas HealthCare System, a regional healthcare system. Dr. Martin also serves as a director of Duke Energy Corporation, Palomar Medical Technologies, Inc., and Family Dollar Stores, Inc.

                              TERM TO EXPIRE 2002

     John M. Ryan (age 55) has served as a director of the Company since January 1996. Mr. Ryan serves as managing partner of Ryan Partners, a business advisory and venture capital firm he founded in July 1996. Prior to founding Ryan Partners, Mr. Ryan served as a partner of Coopers & Lybrand, LLP (now PricewaterhouseCoopers LLP), an accounting firm, with which he was associated from 1972 to 1996. Mr. Ryan has served as a director of numerous private companies and as an officer and director of several not-for-profit corporations.

     Joseph H. Gleberman (age 42) joined the Company's Board of Directors in 1995. Mr. Gleberman has been employed by Goldman, Sachs & Co., an investment-banking firm, since 1982 and has been a Partner of Goldman, Sachs & Co. since 1990 and Managing Director since 1996. Mr. Gleberman serves as a director of Backweb, Inc., Dade Behring Holdings, Inc. and Ticketmaster Online-City Search, Inc.

     Richard G. Morrison, (age 63) joined the Company's Board of Directors in December 1999. Dr. Morrison is an Adjunct Professor of Business at the Cameron School of Business, University of North Carolina at Wilmington. Dr. Morrison has more than 30 years of pharmaceutical industry experience having served as president of Eli Lilly and Company operations in Venezuela, Mexico and Brazil.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee consisting of Messrs. Ryan and Martin, and a Compensation Committee consisting of Messrs. Ryan and Martin. The Audit Committee's function is to review and make recommendations to the Board of Directors with respect to certain financial and accounting matters. The Audit Committee met four (4) times during the fiscal year ended December 31, 1999. The Compensation Committee's function is to review and make certain determinations with respect to matters concerning the remuneration of employees, officers and directors and administer the Company's stock option plans. The Compensation Committee met two (2) times during the 1999 fiscal year. The Board of Directors does not a have a standing nominating committee.

     During the 1999 fiscal year, the Board of Directors held ten meetings. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and committees on which he served that were held during the period he was a member of the Board of Directors or such committees.

COMPENSATION OF DIRECTORS

     In March 1999, the Company amended its policy to compensate non-employee directors for Board participation. Under the amended policy, all non-employee directors of the Company receive $3,000 for each meeting of the Board of Directors and $1,000 for each meeting of a committee of the Board of Directors not held in connection with a regular Board meeting attended by such non-employee director. Non-employee directors receive $500 for each telephonic Board or committee meeting in which they participate. All directors are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors and committees thereof.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 20, 2000 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table and (iv) all executive officers and directors as a group.

                                                                NUMBER OF SHARES      PERCENT OF
                  NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED(a)     SHARES
                  ------------------------                    ---------------------   ----------
Frederick D. Sancilio, Ph.D. (b)............................        4,663,891            26.9%
James L. Waters (c).........................................        2,411,575            13.9%
The Goldman Sachs Group, L.P. (d)...........................        2,875,385            16.6%
Brown Capital Management, Inc. (e)..........................        1,511,000             8.7%
Joseph H. Gleberman (f).....................................               --              --
John M. Ryan................................................           38,334                *
James G. Martin, Ph.D.......................................           18,167                *
Richard G. Morrison.........................................               --              --
William H. Underwood (g)....................................          237,169             1.4%
Eugene T. Haley.............................................           39,967                *
Frances M. Sakers...........................................            2,900                *
William J. Blank............................................           18,334                *
Richard Parker..............................................          409,136             2.4%
All executive officers and directors as a group (15
  persons)..................................................        7,885,862            45.5%

---------------

 *  Less than 1%
(a) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Information in the table reflects options granted under the Company's 1995 Stock Option Plan, 1996 Stock Option Plan and the 1997 Stock Option Plan to the extent such options are or become exercisable within 60 days. Accordingly, the totals for the following executive officers and directors and all executive officers and directors as a group includes the following shares represented by options: Mr. Ryan, 38,334 shares; Mr. Underwood, 43,680 shares; Mr. Haley, 32,667 shares; Dr. Martin, 16,667 shares; Mr. Parker, 3,250 shares; and all executive officers and directors as a group, 172,821 shares.
(b) Dr. Sancilio's address is 2320 Scientific Park Drive, Wilmington, North Carolina 28405.
(c) Includes 461,057 shares of Common Stock beneficially owned by Mr. Waters' spouse. Mr. Waters' address is 47 New York Avenue, Framingham, Massachusetts 01701.
(d) Based on certain filings with the Securities and Exchange Commission, represents 2,875,385 shares owned by certain investment partnerships, of which affiliates of The Goldman Sachs Group, L.P. ("GS Group") are the general partner, managing general partner or general manager. Includes 1,428,549 shares held of record by GS Capital Partners II, L.P.; 567,908 shares held of record by G.S. Capital Partners II Offshore, L.P.; 120,552 shares held of record by Bridge Street Fund 1995, L.P.; 107,132 shares held of record by Stone Street Fund 1995, L.P.; 52,691 shares held of record by Goldman, Sachs & Co. Verwaltungs GmbH, as nominee for GS Capital Partners II Germany Civil Law Partnership; 264 shares held by Greene Street 1998 Exchange Fund, L.P. ("Greene Street"), an affiliate of Goldman, Sachs & Co. and the GS Group is the general partner of Greene Street, 40 shares acquired in the ordinary course of trading activities, and 598,249 shares held in managed accounts. GS Group disclaims beneficial ownership of the shares owned by such investment partnerships to the extent attributable to partnership interests therein held by persons other than GS Group and its affiliates. Each of such investment partnerships shares voting and investment power with certain of its respective affiliates. The address of the GS Group is 85 Broad Street, New York, New York 10004.
(e) Based on Schedule 13G filed by Brown Capital Management, Inc. with the Securities and Exchange Commission dated December 31, 1999. The address of Brown Capital Management, Inc. is 1201 N. Calvert Street, Baltimore, Maryland 21202.
(f) Mr. Gleberman, a managing director of Goldman, Sachs & Co., disclaims beneficial ownership of the 2,875,385 shares which may be deemed beneficially owned by GS Group as described in note (d) above.
(g) Includes 925 shares beneficially owned by Mr. Underwood's children.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, as well as any holders of more than 10% of the Company's Common Stock, to file with the Securities Exchange Commission certain reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Based solely on review of such reports and certain representations furnished to it, the Company believes that during the fiscal year ended December 31, 1999, all officers and directors complied with all applicable Section 16(a) filing requirements.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities in 1999 by: (i) the Company's chief executive officer, (ii) the Company's next four most highly compensated executive officers who were serving as executive officers on December 31, 1999, and (iii) one person who served as an executive officer of the Company during 1999 but did not serve as an executive officer at year end (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                COMPENSATION AWARDS
                                       ANNUAL COMPENSATION     ----------------------
NAME AND                             -----------------------   SECURITIES UNDERLYING        ALL OTHER
PRINCIPAL POSITION            YEAR   SALARY($)(a)   BONUS($)      OPTIONS/SARS(#)       COMPENSATION($)(d)
------------------            ----   ------------   --------   ----------------------   ------------------
Frederick D. Sancilio, Ph.D.  1999     395,385            0                 0                 34,072(e)
  President and               1998     341,667(b)         0                 0                 19,818(f)
  Chief Executive Officer     1997     350,000(c)         0                 0                 15,768

William H. Underwood          1999     171,346            0                 0                  3,000
  Executive Vice President    1998     165,000            0            40,000                  2,348
                              1997     163,209            0            20,000                  6,018

Richard Parker(g)             1999     153,846       36,507            16,250                    423
  President                   1998           0            0                 0                      0
  Medical & Technical         1997           0            0                 0                      0
  Research Associates, Inc.

Eugene T. Haley(h)            1999     259,616            0                 0                  3,108(i)
  Executive Vice President    1998     201,923            0            65,000                  7,488(j)
                              1997           0            0                 0                      0

William Blank(k)              1999     150,577            0            10,000                 19,716(l)
  Executive Vice President    1998       2,788            0            25,000                      0
                              1997           0            0                 0                      0

Frances M. Sakers(m)          1999     194,231            0                 0                 33,878(n)
  Former Executive Vice       1998     170,769       13,333            40,000                 52,117(l)
  President                   1997      45,538            0            25,000                 10,742(l)

---------------

(a)  Includes salary amounts deferred pursuant to the Company's 401(k) plan.
(b) Includes $91,667 in salary paid by Endeavor Pharmaceuticals Inc. ("Endeavor"), a company 35% owned by the Company.
(c)  Includes $100,000 in salary paid by Endeavor.
(d) Such amounts include the Company's contributions under its 401(k) and profit sharing plans in the following amounts: Dr. Sancilio, $6,018 in 1997, $2,348 in 1998 and $3,000 in 1999; Mr. Underwood, $6,018 in 1997,
     $2,348 in 1998 and $3,000 in 1999; Mr. Haley, $3,000 in 1999; Ms. Sakers,
     $3,000 in 1999; and Richard Parker $423 in 1999.
(e) Includes $31,072 in expense reimbursements paid pursuant to Dr. Sancilio's employment agreement with the Company.
(f) Includes $17,470 in expense reimbursements paid pursuant to Dr. Sancilio's employment agreement with the Company.
(g) Mr. Parker joined the Company in March 1999 and serves as the President of the Company's wholly-owned subsidiary, Medical & Technical Research Associates, Inc.
(h)  Mr. Haley joined the Company in February 1998.
(i)  Includes $108 gift certificate.
(j)  Entire amount was for relocation expense payments.
(k)  Mr. Blank joined the Company in December 1998.
(l)  Entire amount was for relocation expense payments.
(m)  Mrs. Sakers left the Company in October 1999.
(n) Includes $30,771 in post-employment payments made to Ms. Sakers and a $108 gift certificate.

     The following table sets forth certain information with respect to options granted during 1999 to the executive officers named in the Summary Compensation Table.

                          STOCK OPTION GRANTS IN 1999

                                                     INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                  -------------------------------------------------------     VALUE AT ASSUMED
                                   NUMBER OF                                                   ANNUAL RATES OF
                                   SECURITIES    PERCENT OF TOTAL                                STOCK PRICE
                                   UNDERLYING      OPTIONS/SARS                               APPRECIATION FOR
                                    OPTIONS         GRANTED TO      EXERCISE                   OPTION TERM(a)
NAME AND                            GRANTED        EMPLOYEES IN      PRICE     EXPIRATION   ---------------------
PRINCIPAL POSITION                   (#)(b)        FISCAL YEAR       ($/SH)       DATE        5%($)      10%($)
------------------                 ----------    ----------------   --------   ----------   ---------   ---------
Frederick D. Sancilio, Ph.D.....          0             0%                0            0           0           0
William H. Underwood............          0             0%                0            0           0           0
Richard Parker..................     16,250             4%           18.590     03-16-09     190,022     481,553
Eugene T. Haley.................          0             0                 0            0           0           0
William Blank...................     10,000             2%           11.125     10-13-09      69,965     177,304
Frances M. Sakers...............          0             0                 0            0           0           0

---------------

(a) Potential realizable value is based on an assumption that the price of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.
(b) The options granted to Mr. Parker vest in 20% increments at each of the twelfth, twenty-fourth, thirty-sixth, forty-eighth and sixtieth month anniversaries of the grant date. The options granted to Mr. Blank vest in 33 1/3% increments at each of the twelfth, twenty-fourth, and thirty-six month anniversaries of the grant date.

     The following table sets forth certain information with respect to the value of options held at fiscal year end by the Named Executive Officers:

                     AGGREGATED 1999 YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                      UNDERLYING             IN-THE-MONEY
                                                                  UNEXERCISED OPTIONS         OPTIONS AT
                                                                 AT FISCAL YEAR-END(#)   FISCAL YEAR-END($)(a)
                                       SHARES                    ---------------------   ---------------------
             NAME AND                ACQUIRED ON      VALUE          EXERCISABLE/            EXERCISABLE/
        PRINCIPAL POSITION           EXERCISE(#)   REALIZED($)       UNEXERCISABLE          UNEXERCISABLE)
        ------------------           -----------   -----------   ---------------------   ---------------------
Frederick D. Sancilio, Ph.D........       0             0               0/0                      0/0
William H. Underwood...............       0             0          29,014/38,666             5,952/0
Richard Parker.....................       0             0               0/16,250                 0/0
Eugene T. Haley....................       0             0          16,334/48,666                 0/0
William Blank......................       0             0           8,334/26,666                 0/0
Frances M. Sakers..................       0             0          32,667/32,333                 0/0

---------------

(a) Market value of underlying securities at fiscal year end minus the exercise price of "in-the-money" options.

EMPLOYMENT AND COMPENSATION AGREEMENTS

     On November 17, 1995 (the "Signing Date"), the Company and Frederick D. Sancilio entered into an employment agreement (the "Employment Agreement") to secure Dr. Sancilio's services as Chairman of the Board and President of the Company. The Employment Agreement has an initial three-year term that is automatically extended for an additional one-year period on each anniversary of the Signing Date unless either party gives the other notice prior to the anniversary date of its intention not to extend the term of the Employment Agreement. Under the Employment Agreement, Dr. Sancilio will serve as the Company's Chairman of the Board, President and Chief Executive Officer, and the Company is required to use its best efforts to cause Dr. Sancilio to be re-elected to the Company's Board of Directors and to the boards of directors of affiliates of the Company on which boards of directors Dr. Sancilio was serving on the Signing Date and to be elected a director of any majority-owned subsidiary of the Company acquired after the Signing Date.

     The Employment Agreement was amended in March 1999 such that Dr. Sancilio's annual salary was increased to $400,000 (including any Endeavor Pharmaceuticals Inc. salary paid to Dr. Sancilio) from the initial annual aggregate salary of $350,000 set in November 1995. The salary amount may be increased by the Board of Directors and once increased may not be reduced. The Employment Agreement provides that Dr. Sancilio will be eligible to receive bonus compensation of up to 50% of his annual salary if the Company attains certain performance objectives set jointly by the Board of Directors and Dr. Sancilio. In addition, Dr. Sancilio will be eligible to participate in employee benefit plans made available generally to the Company's executive officers and any other Company compensation or incentive plans of a long or short-term nature, to receive an automobile allowance and to receive other perquisites not to exceed, in the aggregate, $35,000 per year.

     Under the Employment Agreement, the Company may terminate Dr. Sancilio's employment at any time, with or without cause, as defined in the Employment Agreement. In the event that the Company terminates Dr. Sancilio's employment without cause or in the event that Dr. Sancilio terminates his employment within 90 days of an event of constructive discharge (defined in the Employment Agreement to include, among other things, the removal of Dr. Sancilio from, or the failure of Dr. Sancilio to be elected to, the positions of Chairman of the Board or President, a reduction in Dr. Sancilio's responsibilities or relocation of the Company's principal executive offices by more than 30 miles from its current location), Dr. Sancilio would be entitled to receive payments aggregating three times his then current annual salary to be paid in monthly installments over two years, during which time Dr. Sancilio would continue to receive medical and life insurance benefits. The Employment Agreement requires Dr. Sancilio to refrain from certain activities in competition with the Company for a period of two years after the termination of his employment for any reason.

     The Employment Agreement obligates the Company to use its reasonable best efforts to cause Endeavor to employ Dr. Sancilio as a senior management employee at an annual salary of at least $100,000 with bonus compensation of up to 50% of annual salary to be paid if performance targets are attained and greater amounts if targets are exceeded. Previously, Endeavor had employed Dr. Sancilio on such terms, however, Dr. Sancilio no longer is employed by Endeavor and received no compensation from Endeavor in 1999.

                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION POLICY

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing compensation policies applicable to the Company's executive officers and administering the Company's stock option plans. The goal of the Committee is to attract, retain and reward high-quality executives by aligning their compensation with the long-term financial health of the Company and long-term stockholder interests. The Committee is to be composed entirely of independent, outside directors of the Company. In establishing salary levels and the amount of bonus compensation to be paid to officers other than the Chief Executive Officer, the Committee relies in part on the recommendations of the Chief Executive Officer, Dr. Frederick D. Sancilio. The Committee's compensation policies are intended to provide compensation at levels competitive with other companies of similar size in the same industry.

BASE SALARIES

     The Company has not utilized specific formulas to determine executive compensation. The Committee has implemented a program to review and approve the initial compensation packages of all new executives. In addition, the Committee in 1999 requested the Company to conduct an industry survey (the "Survey") to ensure that the Company's management compensation practices are consistent with other companies within the industry. The Survey is analyzing the mix of cash, bonus and equity components of compensation to fairly compensate management and ensure that management's and the Company's long-term interests are sufficiently aligned. The Study, under the guidance and supervision of the Committee, is ongoing and the Committee anticipates a final report to be delivered to the full Board by the end of the second quarter 2000.

CASH BONUSES

     In 1999, the Company did not pay any discretionary cash bonuses to individual senior executive officers. Certain members of the executive management team have the potential to earn performance-based bonuses as set forth in their original offers of employment. The bonus programs are composed of three goals: the overall financial performance of the Company; the performance of the executive's department; and the executive's attainment of certain goals. In each case, no bonuses will be paid unless the Company achieves its financial performance goals. The bonus programs currently in place, however, are subject to modification based on the results of the Survey.

STOCK OPTIONS

     The Committee recognizes the importance of stock ownership by its senior executives and that such options are an integral component of executive compensation. The goals of the Company's option plans are to promote the growth and profitability of the Company and its subsidiaries by increasing the personal participation of officers and key employees in the financial performance of the Company. The opportunity for individual financial growth tied to the financial growth of the Company helps ensure that the executives' and Company's interests are similarly focused. The Committee in 1998 extended from three years to five years the option period previously provided for executive option grants and made larger option grants to executives than previously experienced. The modification is intended to provide greater potential ownership and employee commitment to the Company's long-term goals.

     The Company adopted two stock option plans in November 1995, but did not grant any options to employees until April 1996. The Company's stockholders approved an additional Stock Option Plan in May 1997 and amended the Plan in 1998 to increase the number of options which may be granted. The Company granted 101,250 options to the executive officers, as a group, in 1999. All of the options granted in 1999 went to executives hired after December 1998.

COMPENSATION PAYABLE TO THE CHIEF EXECUTIVE OFFICER

     The 1999 salary of the Company's Chief Executive Officer and President, Dr. Sancilio, was determined pursuant to a renewable three-year employment agreement with the Company dated November 17, 1995. The Company entered into the employment agreement in connection with, and as a part of, the Company's sale of preferred stock to certain institutional investors on November 17, 1995 (the preferred stock was converted into common stock upon completion of the Company's initial public offering in September 1996). The Board of Directors has delegated to the Committee its authority under the agreement to set Dr. Sancilio's base salary and determine the amount and performance criteria for the payment of bonuses. Under the agreement, Dr. Sancilio's base salary is to be reviewed at least annually. Dr. Sancilio agreed to forego any salary increase in 1998. The agreement provides that base salary may be increased in light of Dr. Sancilio's performance, competitive levels of compensation and other factors the Committee deems relevant. Dr. Sancilio's Employment Agreement was amended in March 1999 increasing the base salary to $400,000 from $350,000 (including any Endeavor Pharmaceutical Inc. salary paid to Dr. Sancilio). Endeavor Pharmaceuticals did not pay any compensation to Dr. Sancilio in 1999.

     The agreement also provides for a bonus, at least equal to 50% of base salary, if the Company attains target performance objectives agreed upon by the Committee and Dr. Sancilio. At Dr. Sancilio's request, the Committee agreed not to pay a bonus for 1999. This decision does not reflect the Committee's view of Dr. Sancilio's and the Company's performance in 1999, and the Committee anticipates that bonuses may be paid in the future for the level of performance increases attained in 1999.

     Under the agreement, Dr. Sancilio is also eligible to participate in other compensation or incentive plans in which other senior executives are eligible to participate. The Committee did not award any options to Dr. Sancilio in 1999 at his request, allocating the limited option pool to other officers and employees of the Company. The Committee believes, however, that options provide appropriate incentive compensation and may award options to Dr. Sancilio in the future.

CAP ON DEDUCTION OF EXECUTIVE COMPENSATION

     Under Section 162(m) of the Internal Revenue Code, a public company may not deduct more than $1 million in compensation paid to one of its senior executive officers, unless the excess amount is performance-based compensation satisfying certain rules. The Company's stock option plans are designed to qualify under the performance-based compensation requirements of this provision. Due to current salary levels and anticipated bonus targets, the Committee believes that it is unlikely that application of Section 162(m) will prevent the Company from claiming a deduction for the amount of compensation paid to senior executive officers.

                                          Compensation Committee

                                          John M. Ryan
                                          James G. Martin

                               PERFORMANCE GRAPH

     The rules of the Securities and Exchange Commission require the Company to include in this Proxy Statement a line graph presentation comparing cumulative total stockholder returns for the period beginning September 19, 1996 and ending on December 31, 1999 with a published industry index or line-of-business index. The Company has selected the Nasdaq Industrial Average and a composite peer group consisting of ClinTrials Research Inc., Parexel International, Pharmaceutical Product Development, Inc. and Quintiles Transnational Corp. The above graph assumes that $100 was invested on September 19, 1996 in AAI stock (at the initial public offering price) and in the index and peer group on September 19, 1996, and the reinvestment of all dividends. The past performance of Company Common Stock is not necessarily indicative of future performance.

                                                           AAI                  NASDAQ INDUSTRIAL              PEER GROUP
                                                           ---                  -----------------              ----------
9/20/96                                                  100.00                      100.00                      100.00
12/31/96                                                 119.53                      100.18                       91.54
12/31/97                                                 103.13                      110.24                       82.15
12/31/98                                                 108.59                      117.75                       78.85
12/31/99                                                  57.03                      202.14                       52.64

                              CERTAIN TRANSACTIONS

TRANSACTIONS INVOLVING MANAGEMENT

     On October 15, 1999, the Company terminated the lease on its previous headquarters facility with 5051 New Centre Drive, LLC ("New Centre"), an entity in which each of Mr. Waters and Dr. Sancilio owned a one-third interest. Under the lease agreement between the Company and New Centre, the Company paid rent at an annual base rate of $13.30 for approximately 19,000 square feet of space. The parties mutually agreed to an early termination of the lease effective October 15, 1999 without additional consideration. The Company paid $189,108 in rent to New Centre in 1999.

     Approximately 35% of the capital stock of Endeavor Pharmaceuticals Inc. ("Endeavor") on a fully diluted basis is held by the Company and certain officers of the Company serve as directors of Endeavor. Pursuant to an agreement among the Endeavor stockholders, the Company has the right to designate two of the six members of the Endeavor board of directors. The management team at Endeavor is composed of three former employees of the Company. The Company provides product development and manufacturing services pursuant to agreements with Endeavor. The Company realized $2.8 million in net sales to Endeavor in 1999.

     In February 2000, the Company purchased certain product rights and validated manufacturing equipment from Endeavor. Endeavor assigned the rights to an FDA approved hormone product and the related commercialization contract to the Company. Under the commercialization agreement, the Company will be entitled to certain minimum royalties upon the successful transfer of the manufacturing process to the third party. Endeavor also sold a piece of manufacturing equipment and related accessories to the Company. As consideration for the product rights and equipment, the Company agreed to reduce Endeavor's outstanding receivable balance from approximately $2.9 million, including work-in-progress, to $950,000.

     The Company provides product development services to Aesgen, which develops pharmaceutical products. Approximately 30% of Aesgen's outstanding common stock is held by the holders of a majority of the Company's currently outstanding shares of capital stock. In addition, Mr. Waters and Dr. Sancilio serve on the ten-member board of directors of Aesgen. The Company realized $100,000 in net sales to Aesgen in 1999. The Company has the right under its development agreement with Aesgen to provide certain product development and support services to Aesgen with respect to certain drugs currently being developed by Aesgen, provided that the Company's fees for such services are comparable to those of a reasonably comparable firm. In addition, under such development agreement, the Company has agreed, absent certain circumstances, not to develop for its own account or for any other person, any formulation of a product intended to be therapeutically equivalent to the same reference product for any of the products currently under development by Aesgen and any additional drugs that the Company agrees to develop for Aesgen under the development agreement. The Company believes that the terms of such agreement are no less favorable than terms that would be obtained in a transaction with an unrelated third party.

     The Company holds a $1.6 million nonconvertible, non-voting preferred stock investment in Aesgen, and the Company's directors and executive officers beneficially own the following percentages of the fully diluted common equity of
Aesgen: Dr. Sancilio, 12.7 %, Mr. Waters, 6.3% and Mr. Underwood, 1.0%.

     In November 1995, in connection with the purchase by GS Capital Partners II, L.P., G.S. Capital Partners II Offshore, L.P., Bridge Street Fund 1995, L.P., Stone Street Fund 1995, L.P., and Goldman, Sachs & Co. Verwaltungs GmbH (the "Goldman Investors") and certain other investors of shares of preferred stock described below, Mr. Waters purchased shares of preferred stock (convertible into 119,833 shares of Common Stock), on substantially the same terms and conditions, including price, as other purchasers of shares of preferred stock. In connection with such transaction, the Company granted certain stockholders, including Mr. Waters and Dr. Sancilio, rights to cause the Company to register for sale shares of Common Stock acquired upon conversion of the preferred stock. All shares of preferred stock were converted into Common Stock automatically upon completion of the Company's initial public offering in September 1996. In addition, in connection with the Company's issuance of shares of preferred stock, Mr. Waters and Dr. Sancilio agreed to indemnify the Company against certain matters including the imposition of certain federal income tax liabilities, if any, in connection with the Company's election to be treated as an S corporation, and the payment of any amount due in connection with the resolution of an assessment against the Company of a North Carolina use tax deficiency of approximately $340,000 plus penalties and interest assessed against the Company. In addition, and as part of the same transaction, Mr. Waters and Dr. Sancilio have agreed to sell to the Company up to a total of 242,539 shares of Common Stock to provide the shares for issuance pursuant to the 1995 Stock Option Plan. Such shares are required to be sold by Mr. Waters and Dr. Sancilio upon the exercise of options under the 1995 Stock Option Plan at the exercise price of such options. As of December 31, 1999, options to acquire 68,249 shares of Common Stock were granted and outstanding under the 1995 Stock Option Plan at an exercise price per share of $8.35. In 1999, Dr. Sancilio received $32,198 and Mr. Waters received $26,336 under this arrangement.

     The Company has advanced $300,000 to PharmComm, Inc. ("PharmComm"), a company whose principal stockholders include Dr. Frederick Sancilio, Mr. James Waters and Mr. William Underwood, all directors of AAI. One other stockholder of PharmComm is a member of AAI management. The advance payment was for services to be rendered by PharmComm during 1999 and 2000 for scanning and indexing services required as part of AAI's regulatory compliance and record retention policies. The services will be performed by PharmComm at market rates after considering the timing of the advance payment. AAI has engaged PharmComm to perform these services since 1996 and has compensated PharmComm at favorable rates pursuant to written agreements for the services. PharmComm also provides computer validation services to AAI at market rates. These validation services are required for compliance with regulatory requirements. Total payments for scanning and validation services provided to AAI by PharmComm were approximately $214,000, $436,000 and $266,565 for the years ended December 31, 1997, 1998, and 1999, respectively.

     In 1988, the Company secured financing with variable rate North Carolina industrial revenue bonds which are supported by a letter of credit issued by a bank. Dr. Sancilio and Mr. Waters guaranteed the Company's obligation to repay amounts drawn under such letter of credit.

CERTAIN BUSINESS RELATIONSHIPS

     In November 1995, the Goldman Investors and certain other investors purchased shares of preferred stock of the Company. All outstanding shares of preferred stock were converted into Common Stock in conjunction with the Company's public offering of Common Stock in September 1996. The Goldman Investors own 2,276,832 shares of Common Stock, which were purchased at $8.35 per share. Pursuant to a Stockholder Agreement entered into in November 1995 in connection with the purchase of preferred stock, the Goldman Investors have the right to designate one member of the Board of Directors for so long as the Goldman Investors and their affiliates (which include Goldman, Sachs & Co.) beneficially own 10% or more of the outstanding shares of Common Stock. Pursuant to such Agreement, Mr. Gleberman, a managing director of Goldman, Sachs & Co., serves as one of the Company's directors.

     In connection with the purchase by the Goldman Investors and certain other investors of shares of preferred stock in November 1995, the Company agreed that so long as the Goldman Investors beneficially own 5% or more of the outstanding shares of Common Stock, the Company will retain Goldman, Sachs & Co. or an affiliate to perform all investment banking services for the Company for which an investment banking firm is retained and to serve as managing underwriter of any offering of the Company's capital stock on customary terms, consistent with an arm's-length transaction. In the event that the Company and Goldman, Sachs & Co. or their affiliates cannot agree to the terms of such engagement after good faith discussions, the agreement permits the Company to engage any other investment banking firm, although Goldman, Sachs & Co. are entitled to serve as co-managing underwriter in any underwritten offering of the Company's capital stock. Goldman, Sachs & Co. served as lead underwriter in the Company's initial public offering of its Common Stock in September 1996 and in connection therewith the underwriting syndicate purchased approximately 3.1 million shares of Common Stock at an underwriting discount of $3.5 million to the aggregate public offering price. The Company has agreed to indemnify Goldman, Sachs & Co. and their affiliates against certain liabilities, including liabilities under the Securities Act of 1933.

     Goldman Sachs & Co. makes a market in the Common Stock. Because of the affiliation of Goldman, Sachs & Co. with the Company, Goldman, Sachs & Co. is required to deliver a current prospectus to any purchaser in connection with any such market-making transactions. The Company agreed with Goldman, Sachs & Co. to register such transactions under the Securities Act of 1933, and effected such registration in connection with its initial public offering by including in its registration statement for the initial public offering a market-making prospectus required to be used by Goldman, Sachs & Co. The Company has agreed to make from time to time certain amendments or supplements to the market-making prospectus and to pay certain expenses relating to such amendments or supplements. Such expenses were less than $60,000 in 1999.

     Approximately 12.6% of the capital stock of Endeavor on a fully diluted basis and 4.1% of the common equity of Aesgen on a fully diluted basis is held by the Goldman Investors.

              ADOPTION OF AMENDMENT TO THE 1997 STOCK OPTION PLAN

     Under the amendment to the 1997 Stock Option Plan (the "Amended Plan"), the Company will be authorized to grant options to purchase up to 2,144,000 shares of Common Stock, an increase of 500,000 shares from the current 1997 Option Plan. The Board anticipates that the 500,000 additional options, combined with the options currently available for grant under the 1996 Stock Option Plan and the 1997 Option Plan, should be sufficient for employee grants through the year 2001, unless the Company undertakes a significant acquisition in such period. The Compensation Committee has recommended, and the Board has approved, adopting the Amended Plan authorizing the Company to issue up to 2,144,000 options to purchase the Company's Common Stock.

     The Board of Directors recommends the Company's Stockholders vote FOR the adoption of the Amended Plan.

     The following is a summary description of the principal terms of the proposed 1997 Option Plan but does not purport to be complete and is qualified in its entirety by the full text of the 1997 Option Plan. Stockholders may obtain a copy of the 1997 Option Plan free of charge by contacting the Company at 2320 Scientific Park Drive, Wilmington, North Carolina 28405, attention:
Investor Relations.

     The purpose of the 1997 Option Plan is to promote the growth and profitability of the Company and its subsidiaries by increasing the personal participation of officers and key employees in the financial performance of the Company. The 1997 Option Plan will be administered by the Compensation Committee. The Compensation Committee will have the authority to interpret the terms and provisions of, and adopt, amend and rescind general and special rules relating to the administration of, the 1997 Option Plan and to make all other determinations necessary and advisable for the administration of the 1997 Option Plan. All of the Company's employees will be eligible to receive stock options to purchase shares of Common Stock ("Options") pursuant to the 1997 Option Plan. A total of 1,557,398 options have been awarded and are outstanding under the 1997 Option Plan.

     Awards of Options may be made to officers and other key employees of the Company or its subsidiaries ("Optionees"). The 1997 Option Plan permits awards of Options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and nonqualified options. The Compensation Committee is authorized to establish the exercise price of Options, although the per share exercise price for Options intended to qualify as incentive stock options may not be less than 100% of the fair market value of a share of Common Stock on the date of grant (110% for certain 10% stockholders). The exercise price per share of any Option awarded under the 1997 Option Plan may not be less than 100% of the fair market value of a share of Common Stock on the date of grant of the Option. The market value of Common Stock at March 20, 2000 was $10.75 per share. The Compensation Committee is authorized to set the term of the Options, which may be no longer than 10 years (5 years for certain Options intended to qualify as incentive stock options).

     Options awarded under the 1997 Option Plan will become exercisable as determined by the Compensation Committee. The Options become immediately exercisable upon completion of certain transactions involving a change in control of the Company or a sale by the Company of all or substantially all of its assets. Unexercised Options will expire thirty days after termination of the Optionee's employment, other than as a result of death, disability or retirement, in which cases Options may be exercised for a specified period after termination of employment. Options may not be transferred other than by will or the laws of descent and distribution or pursuant to certain qualified domestic relations orders.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to Options awarded under the Stock 1997 Option Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

     An Optionee will not recognize any taxable income upon the grant of a nonqualified option, and the Company will not be entitled to a tax deduction with respect to such grant. Upon exercise of a nonqualified option, the excess of the fair market value of the shares on the exercise date over the exercise price will be taxable as compensation income to the Optionee. Subject to the Optionee including such excess amount in income or the Company satisfying applicable reporting requirements, the Company should be entitled to a tax deduction in the amount of such compensation income. The Optionee's tax basis for the shares received pursuant to such exercise will equal the sum of the compensation income recognized and the exercise price.

     In the event of a sale of shares received upon the exercise of a nonqualified option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such stock was more than one year.

     Generally, an Optionee should not recognize taxable income at the time of grant or exercise of an incentive stock option and the Company should not be entitled to a tax deduction with respect to such grant or exercise. The exercise of an incentive stock option generally will give rise to an item of tax preference that may result in alternative minimum tax liability for the Optionee.

     A sale or other disposition by an Optionee of shares acquired upon the exercise of an incentive stock option more than one year after the transfer of the shares to such Optionee and more than two years after the date of grant of the incentive stock option should result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain or loss to the Optionee with no deduction being allowed to the Company. Upon a sale or other disposition of shares acquired upon the exercise of an incentive stock option within one year after the transfer of the shares to the Optionee or within two years after the date of grant of the incentive stock option (including the delivery of such shares in payment of the exercise price of another incentive stock option within such period), any excess of (a) the lesser of (i) the fair market value of the shares at the time of exercise of the Option and (ii) the amount realized on such disqualifying sale or other disposition of the shares over (b) the exercise price of such shares, should constitute ordinary income to the Optionee and the Company should be entitled to a deduction in the amount of such income. The excess, if any, of the amount realized on a disqualifying sale over the fair market value of the shares at the time of the exercise of the Option generally will constitute short-term or long-term capital gain and will not be deductible by the Company. Special rules may apply to Optionees who are subject to Section 16 of the Exchange Act.

     Under certain circumstances the accelerated vesting or exercise of Options in connection with a change of control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of section 280G of the Internal Revenue Code. To the extent it is so considered, the Optionee may be subject to a 20% excise tax and the Company may be denied a tax deduction.

     SECTION 162(m). Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the Company on the last day of the taxable year. Compensation attributable to Options granted under the 1997 Option Plan should not be subject to such deduction limitations.

           APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION

     Article Ten, Section 1 of the Company's Restated Certificate of Incorporation (the "Charter") currently provides that "[t]he number of directors of the Corporation shall not be less than three (3) nor more than seven (7). The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by, or in the manner provided in, the Corporation's Bylaws." Section 3.2 of the Company's Bylaws currently fixes the number of directors at seven (7).

     By a vote on March 27, 2000, the Board of Directors approved and recommended that the stockholders of the Company approve a proposal to amend Article Ten, Section 1 of the Charter to increase the maximum number of directors that may be fixed from time to time in accordance with the provisions of the Company's Bylaws from seven (7) to nine (9). The affirmative vote of seventy-five percent (75%) of the issued and outstanding shares of the Company's Common Stock is required to approve the proposed amendment.

     The Board of Directors believes that the proposal should be adopted in order to provide the Company with the flexibility to increase the number of directors in order to enable a greater breadth of industry and international experience to oversee the Company's business affairs. The Company does not presently have any nominees or candidates for the proposed new directorships. However, if the proposal is approved, the Board of Directors intends to amend the Company's Bylaws to increase the number of directors to nine (9), and to seek outside, independent candidates to augment the current array of experience resident on the Company's Board.

     The Board of Directors recommends a vote FOR the approval of the amendment of the Company's Certificate of Incorporation.

                   APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2000. A proposal to ratify the appointment of Ernst & Young LLP will be presented at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

     The Board of Directors recommends the Company's stockholders vote FOR ratifying the appointment of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2000.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING


     Under the applicable rules of the Securities and Exchange Commission, a stockholder who wishes to submit a proposal for inclusion in the proxy statement of the Board of Directors for the annual meeting of stockholders to be held in the spring of 2001 must submit such proposal in writing to the Secretary of the Company at the Company's principal executive offices no later than December 18, 2000.


     The By-laws of the Company establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders of the Company and for nominations by stockholders of candidates for election as directors at an annual meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given to the Secretary of the Company timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are selected and recommended by the Board of Directors or by a committee of the Board of Directors designated to make nominations, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors of the Company.

     To be timely, notice of nominations or other business to be brought before any meeting must be received by the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's annual meeting or, in the case of special meetings, at the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Accordingly, any notice of nominations or other business to be brought before the 2001 annual meeting of stockholders must be received by the Secretary of the Company by December 18, 2000. The notice of any stockholder proposal or nomination for election as a director must set forth the various information required under the By-laws. The person submitting the notice of nomination and any person acting in concert with such person must provide, among other things, the name and address under which they appear on the Company's books (if they so appear) and the class and number of shares of the Company's capital stock that are beneficially owned by them. Any stockholder desiring a copy of the Company's By-laws will be furnished one without charge upon written request to the Secretary of the Company at 2320 Scientific Park Drive, Wilmington, North Carolina 28405.


                                 OTHER MATTERS

     The Board knows of no other matters which will be presented to the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, the proxy solicited by this Proxy Statement will be voted in accordance with the judgment of the person or persons holding such proxy.

                                          By Order of the Board of Directors,

                                          Gregory S. Bentley
                                          Secretary

Wilmington, North Carolina
April 7, 2000

           YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.
             WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE
              REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY
                       IN THE ENCLOSED POSTPAID ENVELOPE.

                            - FOLD AND DETACH HERE -

REVOCABLE PROXY       APPLIED ANALYTICAL INDUSTRIES, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 3, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby appoints Gregory S. Bentley and Albert N. Cavagnaro as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Applied Analytical Industries, Inc. (the "Company") held of record by the undersigned on March 20, 2000 at the annual meeting of stockholders to be held on May 3, 2000 or any adjournment thereof.

1. ELECTION OF DIRECTORS

   FOR the nominees listed below                       WITHHOLD AUTHORITY
   (except as marked to the contrary below)  [ ]       to vote for the nominees
                                                       listed below   [ ]

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR A NOMINEE, STRIKE A LINE THROUGH
                     THE NOMINEE'S NAME IN THE LIST BELOW.)

                             Frederick D. Sancilio
                              William H. Underwood

2. PROPOSAL TO APPROVE the Amendment to the 1997 Stock Option Plan authorizing the issuance of an additional 500,000 options.

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

3. PROPOSAL TO APPROVE the Amendment to the Company's Certificate of Incorporation to increase the maximum size of the Board of Directors from seven (7) to nine (9).

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

4. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP as the independent accountants for the Company for the fiscal year ending December 31, 2000.

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

      PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED
                           POSTAGE-PREPAID ENVELOPE.

                            - FOLD AND DETACH HERE -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL AND THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN, FOR THE AMENDMENT TO THE 1997 STOCK OPTION PLAN, FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION AND FOR RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS, AND THIS PROXY WILL BE VOTED FOR THE PROPOSAL AND FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN AND FOR APPROVAL OF EACH OF THE PROPOSALS SET FORTH HEREIN, UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS DIRECTED.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 7, 2000, and revokes all proxies heretofore given by the undersigned.

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                                 Dated:
                                                       ------------------ , 2000

                                                 -------------------------------
                                                 Signature

                                                 -------------------------------
                                                 Signature if held jointly

                                                 PLEASE MARK, SIGN, DATE AND
                                                 RETURN THE PROXY CARD PROMPTLY
                                                 USING THE ENCLOSED
                                                 POSTAGE-PREPAID ENVELOPE.